UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

CLOUDFLARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

CLOUDFLARE, INC.

SUPPLEMENT DATED JUNE 2, 2022

TO NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS AND

DEFINITIVE PROXY STATEMENT

DATED APRIL 21, 2022

The following information supplements the proxy statement of Cloudflare, Inc. (the Company) furnished to stockholders of the Company on or about April 21, 2022 (the Proxy Statement), in connection with the solicitation of proxies by the Board of Directors of the Company (the Board) for the annual meeting of stockholders scheduled to be held at 9:00 a.m. Pacific Time on June 2, 2022 (the Annual Meeting) virtually via a live interactive audio webcast on the Internet. This supplement to the Proxy Statement (this Supplement) is being filed with the Securities and Exchange Commission on June 2, 2022.

Except as described in this Supplement, the information disclosed in the Proxy Statement continues to apply. To the extent that information in this Supplement differs from information disclosed in the Proxy Statement, the information in this Supplement applies. All page references below are to pages in the Proxy Statement, and capitalized terms used in this Supplement and not otherwise defined have the meaning given to such terms in the Proxy Statement.

Withdrawal of Proposal Four: Approval of the Performance Awards to Our Co-Founders.

On June 2, 2022, the Company withdrew Proposal Four, the proposal to approve the performance equity awards granted to its Co-Founders, Matthew Prince and Michelle Zatlyn (the Proposal), from the agenda of the Annual Meeting in accordance with determinations by the Board and the Compensation Committee of the Board.

Accordingly, the Proposal will not be presented or voted upon at the Annual Meeting, nor will any votes cast in regard to the Proposal be tabulated or reported. No other changes have been made to the Proxy Statement or the Record Date, the location of the meeting, or the remaining proposals to be brought before the Annual Meeting, which are set forth in the Proxy Statement. Except for the withdrawn Proposal, the other three proposals included in the Proxy Statement will proceed to a vote at the Annual Meeting as described in the Proxy Statement.

Voting Matters

Stockholders who have already voted do not need to take any action unless they wish to change their votes. Proxy voting cards already returned by stockholders will remain valid and will be voted at the Annual Meeting as directed on Proposal 1, Proposal 2, and Proposal 3, unless revoked.

The Company encourages any eligible stockholder that has not yet voted their shares or provided voting instructions to their broker or other record holders to do so promptly. If a stockholder has previously submitted its proxy and does not wish to change its vote, no further action is required. If a stockholder wishes to change its vote, the stockholder must re-submit its vote or contact its broker, bank, or nominee with updated voting instructions.

The Company expects to file the voting results regarding the other three proposals considered today at the Annual Meeting on a Form 8-K with the Securities and Exchange Commission within four business days of June 2, 2022.